Exhibit 1

Suite 920-475 West Georgia Street Vancouver, BC V6B 4M9	Tel: 1-604-689-0234 Fax: 1-604-688-0094
FOR IMMEDIATE RELEASE
AMEC TO CONDUCT FEASIBILITY STUDY AND
ENVIRONMENTAL IMPACT ASSESSMENT FOR KINGSMILL
TUNNEL WATER TREATMENT PLANT
Vancouver, British Columbia, Canada, September 14, 2006 — Peru Copper Inc. (TSX:PCR / AMEX:CUP / BVL:CUP) (“Peru Copper” or the “Company”) is pleased to announce that it has commissioned AMEC to conduct a Feasibility Study and Environmental Impact Assessment (EIA) for the construction of a water treatment plant to treat acid drainage water from the Kingsmill Tunnel (“the Tunnel”). AMEC is an international engineering, design and construction company that has extensive experience with water treatment plants.
The Tunnel was constructed in the mid-1930’s by Cerro de Pasco Corporation to drain mine workings. The Tunnel crosses beneath mining concessions in the Morococha mining district. The water collected by the Tunnel is highly acidic and contains quantities of certain elements which could exceed permissible limits. The Tunnel discharges water into the Yauli River at a rate of 1,200 liters per second. The water then flows into the Mantaro River, which serves as a source of irrigation for agriculture.
The Company previously announced that it had signed an agreement with Peru’s Ministry of Energy and Mines (“MEM”) and ProInversion to fund the construction of a water treatment plant. Pursuant to that agreement the Company placed US$15 million in an escrow account to fund the project and the Company, MEM and ProInversion will work in cooperation to insure the design, construction and operation of the plant.
Charles G. Preble, President and CEO of Peru Copper Inc., said “We are extremely pleased to commission AMEC to conduct a Feasibility Study and EIA for this important project. The Feasibility Study and EIA are the first steps to the construction of the water treatment plant which will eliminate a major source of pollution in the area.”
Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement (“Toromocho Option”) with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.
For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
Forward-Looking Statements:
Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.
Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of copper, the timing of completion of exploration activities and the determination and amount of estimated mineral resources involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the exploration and potential development of the properties owned by the company, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.